Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT:

Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY TO OFFER
$900 MILLION JUNIOR SUBORDINATED
CONVERTIBLE DEBENTURES

CHANDLER, Arizona – December 3, 2007 – (NASDAQ: MCHP) – Microchip Technology Incorporated announced today that it proposes to offer $900 million of convertible junior subordinated debentures, subject to market conditions and other factors. The debentures would be due in 2037 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The conversion rate and other terms will be determined by negotiations between Microchip and the initial purchaser of the debentures. Microchip also intends to grant to the initial purchasers of the debentures the right to purchase up to an additional $100 million principal amount of debentures solely to cover overallotments.

Microchip intends to use up to $625 million of the net proceeds of the offering of the debentures to repurchase shares of its common stock from institutional investors in negotiated transactions. Microchip intends to use the remaining net proceeds, including any proceeds from the exercise of the overallotment option by the initial purchasers, for future share repurchases under existing or future repurchase programs under Rule 10b-18 and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480-792-7200  FAX 480-899-9210

Cautionary Statement:

The statements in this release relating to the terms and timing of the proposed offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to whether or not Microchip will offer the debentures or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the debentures which could differ based upon market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, the fact that future share repurchases will depend upon market conditions, interest rates and corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this December 3, 2007 press release, or to reflect the occurrence of unanticipated events.

The Microchip name and logo are registered trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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